Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (619) 422-1465
t E-MAIL changgpark@gmail.com t

To the Audit Committee of
Case Financial, Inc.
5950 La Place Court Suite #155
Carlsbad CA 92009

February 20, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Madams or Sirs:

I have read Item 4.01 of Form 8-K-A2 dated February 20, 2008, of China Shoe Holdings, Inc., and are in agreement with the statements made with respect to information provided regarding Chang G. Park, CPA, Ph.D. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regards,

/s/ Chang Park
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Chang G. Park, CPA, Ph.D.